CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the reference to our firm under the captions "Fund Service Providers," "Financial Highlights," "Miscellaneous Information - Independent Registered Public Accounting Firm," and to the incorporation by reference of our report dated October 18, 2007 on the August 31, 2007 financial statements of the Claymore Exchange-Traded Fund Trust 2 comprised of the Claymore/Robeco Developed International Equity ETF, the Claymore/Robeco Developed World Equity ETF and the Claymore S&P Global Water Index ETF in the Registration Statement (Form N-1A) and related Prospectus and Statement of Additional Information of the Claymore Exchange-Traded Fund Trust 2 filed with the Securities and Exchange Commission in this Post Effective Amendment No. 25 to the Registration Statement under the Securities Act of 1933 (Registration No. 333-135105).


                                                         ERNST & YOUNG LLP

Chicago, Illinois
December 28, 2007